NEWS	FONAR CORPORATION AND SUBSIDIARIES
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FISCAL 2020 2ND QUARTER AND SIX MONTHS FINANCIAL RESULTS

Total MRI scan volume at the HMCA-managed sites increased 5% to approximately 94,000 scans, as compared to the same six month period ending December 31, 2018 of approximately 89,000 scans.

The 35th HMCA-managed MRI scanner became operational during the 2nd fiscal quarter.  HMCA expects to add three additional MRI scanners by the end of fiscal 2020, for $5 million in capital expenditures, bringing the total number of MRI scanners under its management to 38.

Total Revenues-Net increased by 3% to $43.2 million for the six months ended December 31, 2019, versus corresponding six months one year earlier.
Income from Operations decreased 9% to $10.5 million for the six months ended December 31, 2019, versus corresponding six months one year earlier.
Net Income decreased 7% to $8.7 million for the six months ended December 31, 2019, versus corresponding six months one year earlier.
Diluted Net Income per Common Share Available to Common Stockholders decreased 7% to $0.92 for the six months ended December 31, 2019, versus corresponding six months one year earlier.
Cash and cash equivalents and short term investments increased 6% to $30.7 million at December 31, 2019, versus the fiscal year ended June 30, 2019.
Working Capital increased 6% to $75.1 million as of December 31, 2019, versus the prior year-end at June 30, 2019.

MELVILLE, NEW YORK, February 10, 2020 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the fiscal 2020 2nd Quarter and Six Months period ended December 31, 2019. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 35 MRI scanners.

FONAR CORPORATION AND SUBSIDIARIES

inancial Results

Total Revenues-Net for the six months ended December 31, 2019 increased 3% to $43.2 million as compared to $41.9 million for the corresponding six months ended December 31, 2018.

Total Revenues-Net for the quarter ended December 31, 2019 increased 1% to $21.5 million as compared to $21.2 million for the corresponding quarter ended December 31, 2018.

Income from Operations for the six months ended December 31, 2019 decreased 9% to $10.5 million as compared to $11.5 million for the corresponding six months ended December 31, 2018.

Income from Operations for the quarter ended December 31, 2019 decreased 16% to $5.0 million as compared to $6.0 million for the corresponding quarter ended December 31, 2018.

Net Income for the six months ended December 31, 2019 decreased 7% to $8.7 million as compared to $9.4 million for the corresponding six months ended December 31, 2018.

Net Income for the quarter ended December 31, 2019 decreased 13% to $4.2 million as compared to $4.9 million for the corresponding quarter ended December 31, 2018.

Diluted Net Income per Common Share Available to Common Stockholders, for the six months ended December 31, 2019, was $0.92 as compared to $0.99 for the corresponding six months ended December 31, 2018.

Diluted Net Income per Common Share Available to Common Stockholders, for the quarter ended December 31, 2019, was $0.44 as compared to $0.51 for the corresponding quarter ended December 31, 2018.

Selling, general & administrative expenses for the six months ended December 31, 2019 increased 7% to $8.5 million as compared to $7.9 million for the corresponding six months ended December 31, 2018.

Selling, general & administrative expenses for the quarter ended December 31, 2019 increased 15% to $4.2 million as compared to $3.6 million for the corresponding quarter ended December 31, 2018.

Research and Development (R&D) expenses for the six months ended December 31, 2019 increased 7% to $1.1 million as compared to $1.0 million for the corresponding six months ended December 31, 2018. The reasons for increases in R&D include the ongoing development of various upgrades for the UPRIGHT® Multi-Position™ MRI.

Cash and cash equivalents and short term investments increased 6% to $30.7 at December 31, 2019 as compared to $29.0 million for the fiscal year ended June 30, 2019.

The Company’s Right-of-use assets – net and Lease liability were $30.0 million and $31.9 million respectively as of December 31, 2019.  As this accounting pronouncement was effective for the Company on July 1, 2019, there are no corresponding amounts recorded during prior periods.  Details on the related accounting pronouncement may be found in the Company’s 10-Q for the quarter ended December 31, 2019.

FONAR CORPORATION AND SUBSIDIARIES

Total Current Assets at December 31, 2019 were $90.0 million, as compared to $85.1 million at June 30, 2019.

Total Current Liabilities at December 31, 2019 were $14.9 million, as compared to $14.1 million at June 30, 2019. Total Current Liabilities is impacted by the recent accounting pronouncement, specifically of the Lease liability – current portion of $3.2 million.

Total Assets at December 31, 2019 were $171.7 million as compared to $133.6 million at June 30, 2019. This includes the Right-of-use assets – net of $30.0 million included in fiscal 2020. Right-of-use assets – net were not included in fiscal 2019.

Total Liabilities at December 31, 2019 were $46.6 million, as compared to $15.4 million at June 30, 2019. This includes Lease liability – net of current portion at $28.7 million and Lease liability – current portion at $3.2 million included in fiscal 2020. Lease liability – net of current portion and Lease liability – current portion were not included in fiscal 2019.

The Total Assets / Total Liabilities ratio for the quarter ended December 31, 2019 was 3.7 compared to 8.6 as of June 30, 2019. This difference is predominantly due to the effect of the recently adopted accounting pronouncement which required $30.0 million and $31.9 million of assets and liabilities, respectively, to be recorded as of December 31, 2019.

Working Capital increased 6% to $75.1 million for the six months ended December 31, 2019, versus $71.0 million for the year ended June 30, 2019.

Management Discussion

President and CEO, Timothy R. Damadian, said, “The MRI scan volume at HMCA-managed sites in the second quarter of fiscal 2020 was approximately 47,000, which was 6% higher than the scan volume in the corresponding quarter of fiscal 2019. I am pleased that the Company continues on its path of steady growth. In fact, over the past decade, from fiscal 2010 to Fiscal 2019, Total Revenues – Net has grown from $38.1 million to $87.2 million, representing an effective growth of 8.6% per year.

“The continuing growth at existing HMCA-managed centers is primarily attributable to my highly competent management team and the ever-increasing appeal of the Stand-Up® MRI, also known as the UPRIGHT ® MRI, among patients and their physicians. Patients are relieved to find high-quality MRI facilities where they can that get their MRI exams done without the fear and worry of being subjected to the claustrophobia-inducing “tunnels” or “tubes” typical of most other MRI scanners. Additionally, more and more physicians are seeing how the diagnostic information obtained from scanning patients, especially patients with back problems, in weight-bearing positions such as sitting or standing, can lead to treatment plans that result in better patient outcomes. These are the key competitive advantages that we continue to enjoy, thanks to patent-protected FONAR technology.

FONAR CORPORATION AND SUBSIDIARIES

“In October, 2019, we installed a second MRI scanner at the HMCA-managed facility in Ormond Beach, Florida. There was a need to reduce appointment backlogs and also to increase patient volume by expanding the range of MRI services to the medical community. Even though the second scanner was not operational for the entire second quarter of fiscal 2020, the total scan volume for the quarter was 17% higher than the scan volume in the first quarter of fiscal 2020. The total scan volume has since been ramping up rapidly in the third quarter.

“For the same reasons we installed a second scanner in Ormond Beach, we are currently in the process of adding second MRI scanners at two existing HMCA-managed facilities in New York – one in Westchester County, the other in Suffolk County. Site preparation is well underway at both locations and both scanners are expected to be operational by the end of June. Company growth is also achieved via de novo Stand-Up® MRI locations. I am pleased to report that we are also in the process of installing the first MRI in what will be a two-MRI facility in Pembroke Pines, Florida. We expect Pembroke Pines to be operational by the end of June as well.

Mr. Damadian concluded, “We are investing between four and six million dollars in these four projects. By the end of June, we expect to have added four MRI scanners during fiscal 2020, bringing the total number of MRI scanners under our management to 38. And of course, we’re always on the lookout for new locations or acquisitions that would enhance or expand our existing networks.”

Chairman of the Board, Raymond V. Damadian, M.D., said, “It’s pleasing to me to see FONAR continue to be profitable. The Company is maintaining its cash, cash equivalents and short term investments even while investing in the growth of the Company. HMCA is managed extremely well, which leads to consistent profits for the Company and, therefore, its investors. I am confident that the Company is well-positioned for growth for the remainder of fiscal 2020.”

Dr. Damadian continued, “Regarding our research efforts, over the past few years we have been making cines (movies) of the cerebrospinal fluid (CSF) as it flows up and down the neck and around the brain. Thanks to the UPRIGHT® MRI’s ability to scan patients in weight-bearing positions as well as in the recumbent, non-weight-bearing position, we are finding significant postural differences in CSF flow. These differences may provide clues which will enable physicians to find solutions to a variety of unsolved medical problems and the power to quantify the degree to which the impaired CSF flow responsible for the patients’ symptoms have been rectified by the patient’s surgical and non-surgical CCJ (Cranio-Cervical Junction) treatment. Currently, our research is focused on quantifying CSF flow and the velocity at which it navigates through the neck and head. We’ve been able to use this quantitative CSF data collected from asymptomatic patients to identify the degree to which CSF flow impairment is responsible for the patient’s symptoms and the degree to which the patient’s surgical or non-surgical CCJ treatment has restored the patient’s critical brain and central nervous symptom’s physiology to normal.”

Dr. Damadian added, “MRI has brought a new dimension to MEDICAL TREATMENT, the power to VISUALIZE ANATOMIC DETAIL in the body's VITAL SOFT TISSUES (brain, heart, kidney, liver, spleen, lungs, pancreas, intestines) plus MRI's new power to non-invasively QUANTIFY (e.g. measure T1, T2, diffusion, chemical spectra) the response of these VITAL TISSUES to treatment.”

FONAR CORPORATION AND SUBSIDIARIES

Dr. Damadian continued, “In addition, Research and Development expenses have increased by 7% to $1M for the 6 months ending December 31, 2019 as compared to the same period in 2018, with most of that increase during the current quarter as we continue our efforts developing various upgrades for the UPRIGHT® MRI.”

Dr. Damadian concluded, “We are also hopeful that our research may lead to a new understanding of the role of CSF on neurologic diseases, such as MS.”

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978 and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF). This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who may benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	December 31, 2019	June 30, 2019
Current Assets:
Cash and cash equivalents	$15,393	$13,882
Short term investments	15,294	15,095
Accounts receivable – net	4,128	3,737
Accounts receivable - related party	60	—
Medical receivable – net	16,151	15,729
Management and other fees receivable - net	27,282	25,709
Management and other fees receivable – related medical practices – net	7,013	6,501
Inventories	1,751	1,798
Costs and estimated earnings in excess of billings on uncompleted contracts	153	525
Income tax receivable	600	600
Prepaid expenses and other current assets	2,176	1,513
Total Current Assets	90,001	85,089

Accounts receivable – net	2,321	—
Income taxes receivable	600	600
Deferred income tax asset	19,122	20,937
Property and equipment – net	20,121	16,986
Right-of-use assets – net	29,994	—
Goodwill	3,985	3,985
Other intangible assets – net	4,336	4,756
Other assets	1,197	1,207
Total Assets	$171,677	$133,560

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	June 30,
	2019	2019
Current Liabilities
Current portion of long-term debt and capital leases	$34	$41
Accounts payable	1,285	1,861
Other current liabilities	5,519	7,577
Unearned revenue on service contracts	4,005	3,812
Unearned revenue on service contracts - related party	55	—
Lease liability – current portion	3,185	—
Customer deposits	827	799
Billings in excess of costs and estimated earnings on uncompleted contracts	12	—
Total Current Liabilities	14,922	14,090

Long-Term Liabilities:
Unearned revenue on service contracts	2,241	—
Deferred income tax liability	243	243
Due to related medical practices	93	93
Long-term debt and capital leases, less current portion	256	273
Lease liability - net of current portion	28,682	—
Other liabilities	157	749

Total Long-Term Liabilities	31,672	1,358

Total Liabilities	46,594	15,448

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	December 31, 2019	June 30, 2019
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at December 31, 2019 and June 30, 2019, 313 issued and outstanding at December 31, 2019 and June 30, 2019	$—	$—
Preferred stock $.001 par value; 567 shares authorized at December 31, 2019 and June 30, 2019, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at December 31, 2019 and June 30, 2019, 6,459 and 6,369 issued at December 31, 2019 and June 30, 2019, 6,447 and 6,357 outstanding at December 31, 2019 and June 30, 2019	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at December 31, 2019 and June 30, 2019; .146 issued and outstanding at December 31, 2019 and June 30, 2019	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at December 31, 2019 and June 30, 2019, 383 issued and outstanding at December 31, 2019 and June 30, 2019	—	—
Paid-in capital in excess of par value	183,076	181,086
Accumulated deficit	(58,053)	(64,456)
Treasury stock, at cost - 12 shares of common stock at December 31, 2019 and June 30, 2019	(675)	(675)
Total Fonar Corporation’s Stockholders’ Equity	124,349	115,956
Noncontrolling interests	734	2,156
Total Stockholders' Equity	125,083	118,112
Total Liabilities and Stockholders' Equity	$171,677	$133,560

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED DECEMBER 31,
REVENUES	2019	2018
Patient fee revenue – net of contractual allowances and discounts	$5,996	$5,921
Product sales – net	3	395
Service and repair fees – net	2,038	2,021
Service and repair fees - related parties – net	28	28
Management and other fees – net	10,996	10,573
Management and other fees - related medical practices – net	2,390	2,287
Total Revenues – Net	21,451	21,225
COSTS AND EXPENSES
Costs related to patient fee revenue	2,958	2,702
Costs related to product sales	120	317
Costs related to service and repair fees	772	746
Costs related to service and repair fees - related parties	10	11
Costs related to management and other fees	6,203	5,904
Costs related to management and other fees – related medical practices	1,621	1,405
Research and development	583	550
Selling, general and administrative	4,163	3,610
Total Costs and Expenses	16,430	15,245
Income From Operations	5,021	5,980
Interest Expense	(19)	(25)
Investment Income	139	122
Income Before Provision for Income Taxes and Noncontrolling Interests	5,141	6,077
Provision for Income Taxes	(932)	(1,213)
Net Income	4,209	4,864
Net Income - Noncontrolling Interests	(1,105)	(1,312)
Net Income - Controlling Interests	$3,104	$3,552
Net Income Available to Common Stockholders	$2,914	$3,332
Net Income Available to Class A Non-Voting Preferred Stockholders	$142	$164
Net Income Available to Class C Common Stockholders	$48	$56
Basic Net Income Per Common Share Available to Common Stockholders	$0.45	$0.52
Diluted Net Income Per Common Share Available to Common Stockholders	$0.44	$0.51
Basic and Diluted Income Per Share – Class C Common	$0.13	$0.15
Weighted Average Basic Shares Outstanding – Common Stockholders	6,447	6,357
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,575	6,485
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE SIX MONTHS ENDED DECEMBER 31,
REVENUES	2019	2018
Patient fee revenue – net of contractual allowances and discounts	$12,041	$11,446
Product sales – net	195	445
Service and repair fees – net	4,102	4,152
Service and repair fees - related parties – net	55	55
Management and other fees – net	22,024	21,257
Management and other fees - related medical practices – net	4,780	4,575
Total Revenues – Net	43,197	41,930
COSTS AND EXPENSES
Costs related to patient fee revenue	5,820	5,276
Costs related to product sales	450	322
Costs related to service and repair fees	1,522	1,491
Costs related to service and repair fees - related parties	20	20
Costs related to management and other fees	12,208	11,660
Costs related to management and other fees – related medical practices	3,157	2,787
Research and development	1,055	987
Selling, general and administrative	8,458	7,869
Total Costs and Expenses	32,690	30,412
Income From Operations	10,507	11,518
Interest Expense	(40)	(50)
Investment Income	287	230
Income Before Provision for Income Taxes and Noncontrolling Interests	10,754	11,698
Provision for Income Taxes	(2,039)	(2,341)
Net Income	8,715	9,357
Net Income - Noncontrolling Interests	(2,313)	(2,486)
Net Income - Controlling Interests	$6,402	$6,871
Net Income Available to Common Stockholders	$6,010	$6,444
Net Income Available to Class A Non-Voting Preferred Stockholders	$292	$318
Net Income Available to Class C Common Stockholders	$100	$109
Basic Net Income Per Common Share Available to Common Stockholders	$0.93	$1.01
Diluted Net Income Per Common Share Available to Common Stockholders	$0.92	$0.99
Basic and Diluted Income Per Share – Class C Common	$0.26	$0.28
Weighted Average Basic Shares Outstanding – Common Stockholders	6,440	6,351
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,568	6,479
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383